TBS INTERNATIONAL LIMITED & SUBSIDIARIES                EXHIBIT 10.2

Date: as of March 23, 2009

BEDFORD MARITIME CORP.
BRIGHTON MARITIME CORP.
HARI MARITIME CORP.
PROSPECT NAVIGATION CORP.
HANCOCK NAVIGATION CORP
COLUMBUS MARITIME CORP.
and
WHITEHALL MARINE TRANSPORT CORP.,
as joint and several Borrowers

TBS INTERNATIONAL LIMITED,
as Guarantor

DVB GROUP MERCHANT BANK (ASIA) LTD.,
as Lender

DVB GROUP MERCHANT BANK (ASIA) LTD.,
as Facility Agent and Security Trustee

-and-

DVB BANK SE
THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND
and
NATIXIS,
as Swap Banks

_______________________________________________________

FIRST AMENDATORY AGREEMENT
______________________________________________________

Amending and Supplementing the Loan Agreement dated as of January 16, 2008

FIRST AMENDATORY AGREEMENT dated as of March 23, 2009 (this “Agreement”)

AMONG

(1)
BEDFORD MARITIME CORP., BRIGHTON MARITIME CORP., HARI MARITIME CORP., PROSPECT NAVIGATION CORP., HANCOCK NAVIGATION CORP., COLUMBUS MARITIME CORP. and WHITEHALL MARINE TRANSPORT CORP., each a corporation organized and existing under the law of the Republic of The Marshall Islands, as joint and several borrowers (each, a “Borrower” and together, the “Borrowers”);

(2)	TBS INTERNATIONAL LIMITED, a company organized and existing under the law of Bermuda, as guarantor (the “Guarantor”);

(3)	DVB GROUP MERCHANT BANK (ASIA) LTD., acting through its office at 77 Robinson Road 30-02, Singapore, as lender (in such capacity, the “Lender”);

(4)
DVB GROUP MERCHANT BANK (ASIA) LTD., acting through its office at 77 Robinson Road 30-02, Singapore, as facility agent (in such capacity, the “Facility Agent”) for the Lender and as security trustee (in such capacity, the “Security Trustee”) for the Lender and the Swap Banks; and

(5)
DVB BANK SE (formerly DVB Bank AG), acting through its office at Friedrich-Ebert-Anlage 2-14, 600325 Frankfurt am Main, Federal Republic of Germany, THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, acting through its office at Head Office, Building A3, Lower Baggot Street, Dublin 2, Ireland, and NATIXIS, acting through its office at BP 4 - F-75060, Paris Cedex 02, France, as swap banks (each, a “Swap Bank” and together, the “Swap Banks”).

WITNESSETH THAT:

WHEREAS, the Borrowers, the Guarantors, the Lender, the Facility Agent, the Security Trustee, the Swap Banks and others are parties to a loan agreement dated as of January 16, 2008 (the “Loan Agreement”);

WHEREAS, as of the date hereof the Borrowers are in breach of the Collateral Maintenance Ratio required by Clause 10.3(a) of the Loan Agreement; and

WHEREAS, upon the terms and conditions stated herein, the parties hereto have agreed pursuant to Clause 19.1(b) of the Loan Agreement to:

(a)	waive the Borrowers’ breach of the Collateral Maintenance Ratio required by Clause 10.3(a) of the Loan Agreement;

(b)	amend certain terms of the Loan Agreement; and

(c)	waive the requirements of Clauses 10.1(x) and 10.3(a) of the Loan Agreement with effect on and from the Effective Date (as defined below) until 12:00 am on January 1, 2010.

NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1	DEFINITIONS

1.1	Defined terms. Capitalized terms used but not defined herein shall have the meaning assigned such terms in the Loan Agreement. In addition:

“Effective Date” means the first date on which all of the conditions precedent set forth in Clause 4.1 below have been satisfied or waived by the Facility Agent; and

“Extraordinary Prepayment” means a prepayment by the Borrower in the amount of $9,784,000 to be applied solely to the prepayment in full of the repayment installments due on October 23, 2009 and January 23, 2010 under Clause 7.1 of the Loan Agreement, which Extraordinary Prepayment shall not effect the amount or timing of the remaining repayment installments due under Clause 7.1 of the Loan Agreement.

2	BREACH AND WAIVER; EXTRAORDINARY PREPAYMENT

2.1
Breach of Clause 10.3(a).  The Obligors acknowledge and agree that, since February 20, 2009 and as of the date of this Agreement, the Borrowers have been and are in breach of the Collateral Maintenance Ratio required by Clause 10.3(a) of the Loan Agreement.

2.2
Waiver of breach.  Pursuant to Clause 19.1(b) of the Loan Agreement, subject to the terms and conditions of Clauses 2.3 and 2.4 hereof the Credit Parties waive, as of the Effective Date but with effect from February 20, 2009, the Obligors’ breach of the Collateral Maintenance Ratio required by Clause 10.3(a) of the Loan Agreement.

2.3
Extraordinary Prepayment.  In consideration of the waiver granted in Clause 2.2 above, the Borrowers hereby agree to make the Extraordinary Prepayment on or before March 31, 2009.  In connection with such Extraordinary Prepayment, it shall not be necessary for the Borrowers to comply with Clauses 7.4(a), 7.4(b), 7.8(c) and 7.9 of the Loan Agreement.

2.4
Failure to make Extraordinary Prepayment.  If the Borrowers fail to make the Extraordinary Prepayment as required by Clause 2.3 above, the Obligors acknowledge and agree that the waiver made in Clause 2.2 hereof and the amendments made in Clause 3 hereof shall be null, void and of no effect whatsoever and that the Credit Parties shall be entitled to all rights and to exercise all remedies afforded to them under the terms of the Loan Agreement (all of which are expressly reserved) as if (a) such waiver had not been made and (b) the Loan Agreement had not been amended by this Agreement.

3	AMENDMENTS AND WAIVERS

3.1	Amendments. Pursuant to Clause 19.1(b) of the Loan Agreement, the parties hereto agree to amend the Loan Agreement as follows with effect on and from the Effective Date:

(a)	The definition of “Margin” in Clause 1.1 is amended and restated to read as follows:

““Margin” means 4.00 percent per annum;”

(b)	The definition of “TBS Credit Facility” in Clause 1.1 is amended and restated to read as follows:

““Bank of America Credit Facility” means the Credit Agreement dated July 31, 2006, as amended or supplemented from time to time, among the Guarantor and certain of its subsidiaries as borrowers, Bank of America, N.A., as Administrative Agent and a Lender, Citibank, N.A., as Syndication Agent and a Lender, Westlb AG New York Branch, as Documentation Agent and a Lender, Keybank, N.A. as a Lender, LaSalle Bank, National Association, as a Lender, North Fork Business Capital Corporation, as a Lender, and Webster Bank National Association, as a Lender, upon the terms and conditions of which a $140.0 million credit facility was made available to the Guarantor and certain of its subsidiaries;”

(c)	The definition of “TBS Credit Facility Financial Covenants” in Clause 1.1 is amended and restated to read as follows:

““Bank of America Credit Facility Financial Covenants” means the covenants stated in Section 7.13 of the Bank of America Credit Agreement;”

(d)	The following definition is added to Clause 1.1:

“RBS Credit Facility” means the Loan Agreement dated March 29, 2007, as amended or supplemented from time to time, among Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp. and Sunswyck Maritime Corp. as Borrowers, the Banks and Financial Institutions listed in Schedule 1 thereto as Lenders, The Royal Bank of Scotland plc as Mandated Lead Arranger and The Royal Bank of Scotland plc as Bookrunner, Agent, Security Trustee and Swap Bank, upon the terms and conditions of which a $150.0 million credit facility was made available to such Borrowers;”

(e)	Clause 5.1 is amended and restated to read as follows:

“Duration of normal Interest Periods.  Each Interest Period in relation to the Outstanding Indebtedness shall be 3 months.”

(f)	Clause 10.2(h) is amended and restated to read as follows:

“(i)
none of the Borrowers shall incur any Financial Indebtedness other than (A) the Loan, (B) in the usual course of business, (C) as permitted by the Finance Documents and (D) Financial Indebtedness that is fully subordinated to the Loan;

(ii)
from March 23, 2009 until 12:00 am on January 1, 2010, the Guarantor shall not, on a consolidated basis, incur any Financial Indebtedness other than (1) the Loan, (2) in the usual course of business, (3) pursuant to the Bank of America Credit Facility, (4) pursuant to the RBS Credit Facility and (5) Financial Indebtedness that is fully subordinated to the Guarantor’s obligations under Clause 21 of the Loan Agreement;”

(g)	Clause 10.2(i) is amended and restated to read as follows:

“(i)
(A) from March 23, 2009 until 12:00 am on January 1, 2010 or (B) at any time thereafter if an Event of Default shall have occurred and so long as such Event of Default shall be continuing, the Guarantor shall not declare or pay any dividends or return any capital to any equity holder or authorize or make any other distribution, payment or delivery of property or cash to any equity holder as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any share of any class of its capital stock or other form of equity interest (or require any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding or set aside any funds for any of the foregoing purposes; and as of the date immediately preceding the date on which the Guarantor is able to declare, pay, return, authorize, make, redeem, retire, purchase, acquire or otherwise do any of the foregoing, the Guarantor shall establish to the satisfaction of the Facility Agent that no Event of Default has occurred and is continuing or would occur from declaring, paying, returning, authorizing, making, redeeming, retiring, purchasing, acquiring or otherwise doing any of the foregoing;

(ii)
if an Event of Default shall have occurred and so long as such Event of Default shall be continuing, none of the Borrowers shall declare or pay any dividends or return any capital to any equity holder or authorize or make any other distribution, payment or delivery of property or cash to any equity holder as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any share of any class of its capital stock or other form of equity interest (or require any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding, or repay any subordinated loans or set aside any funds for any of the foregoing purposes;”

3.2
Waivers.  Pursuant to Clause 19.1(b) of the Loan Agreement, the Credit Parties agree to waive the requirements of Clauses 10.1(x) and 10.3(a) of the Loan Agreement with effect on and from the Effective Date until 12:00 am on January 1, 2010, provided that the Guarantor shall maintain the following between the Effective Date and 12:00 am on January 1, 2010 (and for the avoidance of doubt the requirements of Clauses 10.1(x) and 10.3(a) of the Loan Agreement shall be reinstated at 12:01 am on January 1, 2010 and shall be effective at all times thereafter):

(a)	at all times, cash and Cash Equivalents of not less than $40,000,000, to be tested on the last day of each month; and

(b)	a Consolidated Interest Charges Coverage Ratio of not less than 1.10 to 1.00 at June 30, 2009, 1.35 to 1.00 at September 30, 2009 and 1.75 to 1.00 at December 31, 2009.

For purposes of (a) and (b) above:

“Attributable Indebtedness” means, on any date:

(i)	in respect of any Capitalized Lease of any person, the capitalized amount thereof that would appear on a balance sheet of such person prepared as of such date in accordance with GAAP;

(ii)
in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease; and

(iii)	all Synthetic Debt of such person.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Guarantor or any of its Subsidiaries free and clear of all Security Interests (other than Security Interests created under the Finance Documents and other Security Interests permitted hereunder):

(i)
readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(ii)
time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (1) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (2) issues (or the parent of which issues) commercial paper rated as described in clause (iii) of this definition and (3) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(iii)
commercial paper issued by any person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(iv)
Investments, classified in accordance with GAAP as current assets of the Guarantor or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (i), (ii) and (iii) of this definition.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Guarantor and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period, plus the following to the extent deducted in calculating such Consolidated Net Income (and without duplication):

(i)	Consolidated Interest Charges;

(ii)	the provision for Federal, state, local and foreign income taxes payable;

(iii)	depreciation and amortization expense;

(iv)	net losses from the sales of Ships as permitted under this Agreement or vessels as permitted under the Bank of America Credit Facility; and

(v)
any noncash impairment charges incurred during each fiscal year of the Guarantor and its Subsidiaries ending December 31, 2008 and December 31, 2009 in respect of any of the Guarantor’s or its Subsidiaries’ goodwill and vessels (in each case of or by the Guarantor and its Subsidiaries for such Measurement Period), minus, to the extent included in calculating such Consolidated Net Income, all net gains from the sales of Ships as permitted under this Agreement or vessels as permitted under the Bank of America Credit Facility (in each case of or by the Guarantor and its Subsidiaries for such Measurement Period), provided that, to the extent characterized as interest on the income statements of the Guarantor and its Subsidiaries for such Measurement Period pursuant to FASB Interpretation No. 133 – Accounting for Derivative Instruments and Hedging Activities (June 1998), noncash adjustments in connection with any interest rate Swap Contract entered into by the Guarantor or any of its Subsidiaries, shall be excluded.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of:

(i)
all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest but excluding capitalized interest on Permitted New Vessel Construction Indebtedness) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP;

(ii)	all interest paid or payable with respect to discontinued operations; and

(iii)	the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP,

in each case, of or by the Guarantor and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that, to the extent characterized as interest on the income statements of the Guarantor and its Subsidiaries for such Measurement Period pursuant to FASB Interpretation No. 133 – Accounting for Derivative Instruments and Hedging Activities (June 1998), noncash adjustments in connection with any interest rate Swap Contract entered into by the Guarantor or any of its Subsidiaries, shall be excluded.

“Consolidated Interest Charges Coverage Ratio” means, at any date of determination, the ratio of (a) the result of (i) Consolidated EBITDA, less (ii) the sum of Federal, state, local and foreign income taxes paid in cash for the most recently completed Measurement Period, to (b) Consolidated Interest Charges for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Guarantor and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude:

(i)	extraordinary gains and extraordinary losses for such Measurement Period;

(ii)
the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that the Guarantor’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income; and

(iii)	any income (or loss) for such Measurement Period of such person if such person is not a Subsidiary,

except that the Guarantor’s equity in the net income of any such person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such Measurement Period to the Guarantor or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Holdings as described in clause (ii) of this proviso).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Equity Interests” means, with respect to any person, all of the shares of capital stock of (or other ownership or profit interests in) such person, all of the warrants, options or other rights for the purchase or acquisition from such person of shares of capital stock of (or other ownership or profit interests in) such person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such person or warrants, rights or options for the purchase or acquisition from such person of such shares (or such other interests), and all of the other ownership or profit interests in such person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any person, any:

(i)
any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect,

(A)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation;

(B)
to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation;

(C)
to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation;

(D)
entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or

(ii)
any Security Interest on any assets of such person securing any Indebtedness or other obligation of any other person, whether or not such Indebtedness or other obligation is assumed by such person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Security Interest).

The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Indebtedness” means, as to any person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(i)	all obligations of such person for borrowed money and all obligations of such person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(ii)
the maximum amount of all direct or contingent obligations of such person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(iii)	net obligations of such person under any Swap Contract;

(iv)
all obligations of such person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created);

(v)
indebtedness (excluding prepaid interest thereon) secured by a Security Interest on property owned or being purchased by such person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such person or is limited in recourse;

(vi)	all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such person and all Synthetic Debt of such person;

(vii)
all obligations of such person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such person or any other person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(viii)	all Guarantees of such person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Investment” means, as to any person, any direct or indirect acquisition or investment by such person, whether by means of (a) the purchase or other acquisition of Equity Interests of another person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another person that constitute a business unit or all or a substantial part of the business of, such person or (d) the acquisition or construction of a vessel.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Guarantor.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Permitted New Vessel Construction Indebtedness” means Indebtedness of Subsidiaries of the Guarantor that are not parties to the Bank of America Credit Facility in connection with the construction of multipurpose tweendeck or bulk carrier shipping vessels.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Subsidiary” means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by the Guarantor.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Synthetic Debt” means, with respect to any person as of any date of determination thereof, all obligations of such person in respect of transactions entered into by such person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such person and its subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such person but which, upon the application of any Debtor Relief Laws to such person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

3.3
References.  Each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the “Loan Agreement” in any of the other Finance Documents, shall mean and refer to the Loan Agreement as amended hereby.

3.4
Effect of amendments.  Subject to the terms of this Agreement, with effect on and from the Effective Date, the Loan Agreement shall be, and shall be deemed by this Agreement to have been, amended upon the terms and conditions stated herein and, as so amended, the Loan Agreement shall continue to be binding on each of the parties to it in accordance with its terms as so amended.  In addition, each of the Finance Documents shall be, and shall be deemed by this Agreement to have been, amended as follows:

(a)
the definition of, and references throughout each of such Finance Documents to, the “Loan Agreement” and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement and those Finance Documents as amended or supplemented by this Agreement; and

(b)
by construing references throughout each of the Finance Documents to “this Agreement”, “hereunder” and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Agreement.

3.5
Finance Documents to remain in full force and effect.  Except as amended hereby, all terms and conditions of each of the Finance Documents shall remain in full force and effect and are hereby ratified and confirmed in all respects.  Without limiting the foregoing, the Guarantor acknowledges and agrees that the Guaranty remains in full force and effect.

3.6	No other amendments. Except as amended hereby, all other terms and conditions of the Loan Agreement remain unchanged and the Loan Agreement is hereby ratified and confirmed.

4	CONDITIONS PRECEDENT

4.1	Conditions precedent. The conditions precedent are that:

(a)           The Facility Agent shall have received:

(i)	an original of this Agreement, duly executed by the parties hereto;

(ii)
a copy of any amendment to the Bank of America Credit Facility duly executed by the parties thereto, certified as of a date reasonably near the date of this Agreement by the president or the secretary (or equivalent officer) of the Guarantor as being a true and correct copy thereof;

(iii)
copies of the constitutional documents, and each amendment thereto, of each Obligor, certified as of a date reasonably near the date of this Agreement by the president or the secretary (or equivalent officer) of such party as being a true and correct copy thereof;

(iv)
copies of certificates dated as of a date reasonably near the date of this Agreement, certifying that each Obligor is duly incorporated (or formed) and in goodstanding under the laws of such party’s jurisdiction of incorporation (or formation) and, in respect of each Borrower, that such Borrower is duly qualified and in goodstanding as a foreign maritime entity under the law of the Republic of Liberia;

(v)
copies of resolutions of the directors (or equivalent governing body) (and where required, the shareholders or equivalent equity holders) of each Obligor authorizing the execution of each of this Agreement and any documents to be executed pursuant to this Agreement to which such Obligor is or is to be a party and authorizing named officers or attorneys-in-fact to execute such documents, certified as of a date reasonably near the date of this Agreement by the president or the secretary (or equivalent officer) of such party as being a true and correct copy thereof;

(vi)	the original of any power of attorney under which this Agreement and any documents to be executed pursuant to this Agreement is to be executed on behalf of an Obligor;

(vii)
copies of all consents which any of the Obligors requires to enter into, or make any payment or perform any of its obligations under or in connection with the transactions contemplated by this Agreement, each certified as of a date reasonably near the date of the relevant Drawdown Notice by the president or the secretary (or equivalent officer) of such party as being a true and correct copy thereof, or certification by such president or secretary (or equivalent officer) that no such consents are required;

(viii)
a certificate of each Obligor, signed on behalf of such party by the president or the secretary (or equivalent officer) of the Guarantor, dated as of a date reasonably near the date of this Agreement, certifying as to:

1.	the absence of any proceeding for the dissolution or liquidation of such party;

2.	the veracity in all material respects of the representations and warranties contained in the Loan Agreement as though made on and as of the date of this Agreement;

3.
the absence of any material misstatement of fact in any information provided by the Borrowers to the Facility Agent or the Lender or the Swap Banks since the date of the Loan Agreement and that such information did not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

4.	the absence of any event occurring and continuing, or resulting from this Agreement, that constitutes a Potential Event of Default or an Event of Default.

(ix)
a duly executed original of an addendum to the Mortgage in respect of each of the Liberian registered APACHE MAIDEN, Official Number 12146, CHEROKEE PRINCESS, Official Number 12145, INCA MAIDEN, Official Number 12149, KICKAPOO BELLE, Official Number 12147, KIOWA PRINCESS, Official Number 12150, NAVAJO PRINCESS, Official Number 12148, and SENECA MAIDEN, Official Number 12151, each such addendum to be in form and substance satisfactory to the Facility Agent;

(x)
documentary evidence that the relevant Mortgage addendum has been duly recorded according to the laws of the Republic of Liberia and, if required by Philippine law, that a cautionary notice with respect to such Mortgage addendum has been filed in the Philippine Bareboat Registry;

(xi)	a favorable opinion of Cardillo & Corbett, New York, Liberian and Marshall Islands counsel to the Borrowers, in form, scope and substance satisfactory to the Credit Parties;

(xii)	a favorable opinion of Conyers Dill & Pearman, Bermuda counsel to the Guarantor, in form, scope and substance satisfactory to the Credit Parties; and

(xiii)
if a cautionary notice with respect to each Mortgage addendum must be filed in the Philippine Bareboat Registry, a favorable opinion of Sycip, Salazar, Hernandez & Gatmaitman, Philippine counsel to the Credit Parties, in form, scope and substance satisfactory to the Credit Parties;

(b)
No Event of Default or Potential Event of Default shall have occurred and be continuing and there shall have been no material adverse change in the financial condition, operations or business prospects of the Obligors since the date of the Loan Agreement; and

(c)	On or before the Effective Date, the Obligors shall have paid to the Facility Agent an amendment fee of $179,320.00.

4.2
Waiver.  The Facility Agent, with the consent of the Lender and the Swap Banks, may waive one or more of the conditions referred to in Clause 4.1 provided that the Obligors deliver to the Facility Agent a written undertaking to satisfy such conditions within ten (10) Business Days after the Facility Agent grants such waiver (or such longer period as the Facility Agent may specify).

5	MISCELLANEOUS

5.1	Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York.

5.2	Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

5.3
Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating or affecting the validity or enforceability of such provision in any other jurisdiction.

5.4
Payment of Expenses.  The Obligors agree to pay or reimburse each of the Credit Parties for all reasonable expenses in connection with the preparation, execution and carrying out of this Agreement and any other document in connection herewith or therewith, including but not limited to, reasonable fees and expenses of any counsel whom the Credit Parties may deem necessary or appropriate to retain, any duties, registration fees and other charges and all other reasonable out-of-pocket expenses incurred by any of the Credit Parties in connection with the foregoing.

[SIGNATURE PAGES FOLLOW]

WHEREFORE, the parties hereto have caused this First Amendatory Agreement to be executed as of the date first above written.

BEDFORD MARITIME CORP., as Borrower By: /s/Tara DeMakes Tara DeMakes Attorney-in-Fact	DVB GROUP MERCHANT BANK (ASIA) LTD., as Lender By: /s/ Martijn van Tuyl Martijn van Tuyl Attorney-in-Fact
BRIGHTON MARITIME CORP., as Borrower By: /s/Tara DeMakes Tara DeMakes Attorney-in-Fact	DVB GROUP MERCHANT BANK (ASIA) LTD., as Facility Agent and Security Trustee By: /s/ Martijn van Tuyl Martijn van Tuyl Attorney-in-Fact
HARI MARITIME CORP., as Borrower By: /s/Tara DeMakes Tara DeMakes Attorney-in-Fact PROSPECT NAVIGATION CORP., as Borrower By: /s/Tara DeMakes Tara DeMakes Attorney-in-Fact	THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, as Swap Bank By: /s/ Paul Packard Paul Packard Head of Maritime Industries By: /s/ Kimberly Jones Kimberly Jones Manager
HANCOCK NAVIGATION CORP., as Borrower By: /s/Tara DeMakes Tara DeMakes Attorney-in-Fact COLUMBUS MARITIME CORP., as Borrower By: /s/Tara DeMakes Tara DeMakes Attorney-in-Fact	NATIXIS, as Swap Bank By: /s/ Michel Degermann Michel Degermann Authorized Signatory By: /s/ Franck Chambras Franck Chambras Authorized Signatory
WHITEHALL MARINE TRANSPORT CORP., as Borrower By: /s/Tara DeMakes Tara DeMakes Attorney-in-Fact	DVB BANK SE, as Swap Bank By: /s/ Daniel C. Rodgers Daniel C. Rodgers Attorney-in-Fact
TBS INTERNATIONAL LIMITED, as Guarantor By: /s/Tara DeMakes Tara DeMakes Attorney-in-Fact: